EXHIBIT 99.C

EXECUTION COPY

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 1, 2008 by and among (i) Cosan Limited, a Bermuda exempted company (the “Company”), having its principal office at Av. Presidente Juscelino Kubitschek 1726, 6th floor, São Paulo, SP, Brazil 04543-000, (ii) GIF Venus, Ltd, a Cayman Islands company, having its principal office at PO Box, 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“GIF”), (iii) Bradseg Fundo de Investimento Multimercado, an investment fund organized in accordance with the laws of the Federative Republic of Brazil (“Brazil”), having its principal office at Cidade de Deus, Prédio Novíssimo, 4th Floor, Osasco, SP, Brazil (“Bradseg” and, together with GIF, the “Purchasers”), and (iv) Rubens Ometto Silveira Mello, a Brazilian individual, with his business office at Av. Presidente Juscelino Kubitschek 1726, 6th floor, São Paulo, SP, Brazil 04543-000 (together with any legal entity under his direct or indirect control, the “Principal Shareholder”).

1.  Authorization and Sale of the Shares. Subject to the terms and conditions of this Agreement, the Company has authorized the issuance and sale of up to 39,566,626 shares of its class A common stock, par value $0.01 per share (the “Class A Common Stock”).

2.  Preemptive Rights Offering. The Company will offer (the “Preemptive Rights Offering”) to its shareholders in accordance with applicable law (the “Participating Shareholders”), in each case pursuant to exemptions from registration under applicable U.S. securities laws, the right to subscribe to such number of shares of Class A Common Stock or, if applicable, Brazilian Depositary Receipts representing such shares of Class A Common Stock (“BDRs”) as necessary to prevent the economic dilution of the Participating Shareholders (the “Preemptive Rights Option”) in the Company’s share capital. The Preemptive Rights Option will be exercised by the Participating Shareholders no later than the date (the “Preemptive Rights Option Exercise Date”), which is on or about three trading days prior to the Closing Date (as defined below).

3. Agreement to Sell and Purchase. On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company hereby agrees (i) to sell to GIF, and GIF agrees to purchase from the Company, at the purchase price of US$7.90 per share (the “Purchase Price”), 15,303,797 shares of Class A Common Stock and (ii) to sell to Bradseg, and Bradseg agrees to purchase from the Company, at the Purchase Price, 1,151,899 shares of Class A Common Stock in the form of BDRs.

The aggregate number of shares of Class A Common Stock and BDRs to be sold by the Company and purchased by GIF and Bradseg, respectively, shall be reduced on a share-for-share basis to the extent that Participating Shareholders (other than the Principal Shareholder) exercise their Preemptive Rights Option in excess of 16,781,816 shares of Class A Common Stock (including Class A Common Stock in the form of BDRs). The actual number of Class A Common Stock and Class A Common Stock in the form of BDRs to be purchased by GIF and Bradseg, respectively, is subject to the number of Class A Common Stock, including Class A Common Stock in the form of BDRs, subscribed by Participating Shareholders who exercise the Preemptive Rights Option, but in any circumstance, shall not be less than an aggregate of 10,594,937 shares of Class A Common Stock and 797,468 Class A Common Stock in the form of BDRs.

If the Participating Shareholders (other than the Principal Shareholder) exercise the Preemptive Rights Option on or prior to the Preemptive Rights Option Exercise Date for more than 16,781,816 shares of Class A Common Stock, including Class A Common Stock in the form of BDRs, then the Company will issue the maximum aggregate amount of 39,566,626 shares of Class A Common Stock. If no Participating Shareholder (other than the Principal Shareholder) exercises the Preemptive Rights Option on or prior to the Preemptive Rights Option Exercise Date, then the Company will issue the aggregate amount of 22,784,810 shares of Class A Common Stock.

The shares of Class A Common Stock purchased by GIF in accordance with this Section 3 are referred to herein as the “Class A Shares”, the shares of Class A Common Stock in the form of BDRs purchased by Bradseg in accordance with this Section 3 are referred to herein as the “BDR Shares” and the Class A Shares and BDR Shares are referred to herein collectively as the “Shares.”

4.  Payment and Delivery. Payment for the Shares shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Shares (such payment and delivery hereinafter referred to as the “Closing”) at 10:00 a.m., New York City time, on October 20, 2008 or at such other time on the same or such other date, not later than October 31, 2008, as shall be agreed by the Company and the Purchasers. The time and date of such payment are hereinafter referred to as the “Closing Date.”

The Class A Shares shall be registered in the name of GIF or in the name of a nominee or nominees designated by GIF in writing at least two days prior to the Closing Date and the BDR Shares shall be registered in the name of Bradseg or in the name of a nominee or nominees designated by Bradseg in writing at least two days prior to the Closing Date; provided that such nominees shall not be “U.S. Persons” as defined pursuant to Rule 902 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The certificates evidencing the Shares shall be delivered to the respective Purchasers on the Closing Date, with any transfer taxes payable in connection with the transfer of the Shares to the Purchasers duly paid by the Company, against payment of the Purchase Price therefore by each such Purchaser.

5.  Conditions to the Company’s Obligations. The Company's obligation to issue the Shares to the Purchasers is subject to the following conditions, any one or more of which may be waived in writing by the Company:

(a) the Preemptive Rights Offering shall have been made and the Preemptive Rights Option Exercise Date shall have occurred and the Preemptive Rights Offering shall have been consummated;

(b) no federal, state or local governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body or other governmental entity or self-regulatory organization (each a “Governmental Authority”) of Brazil, the United States, Bermuda or any other competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction, ruling or other order (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect and restrains, enjoins or otherwise prohibits consummation of any transaction contemplated by this Agreement;

(c) the representations and warranties of each of the Purchasers set forth in this Agreement shall be true and correct as if made on the Closing Date;

(d) each of the Purchasers shall have fulfilled in all material respects its respective undertakings set forth in this Agreement on or prior to the Closing Date;

(e) the Company shall have received from the Purchasers, two (2) trading days prior to the Closing Date, a certificate stating the number of Class A Common Shares and the exact number of Class A Common Shares in the form of BDRs to be delivered by the Company to each of GIF and Bradseg at Closing;

(f) the Company shall have received a certificate, dated the Closing Date and signed by an executive officer of each Purchaser, to the effect that conditions set forth in the foregoing paragraphs (c) and (d) shall have been satisfied. The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened; and

(g) The Company shall have obtained all necessary corporate approvals necessary for the consummation of the transaction contemplated by this Agreement.

6. Conditions to the Purchaser’s Obligations. The several obligations of GIF and Bradseg to purchase and pay for the Class A Shares and BDR Shares, respectively, on the Closing Date are subject to the following conditions, any one or more of which may be waived in writing by any of the Purchasers:

(a) the Preemptive Rights Offering shall have been made and the Preemptive Rights Option Exercise Date shall have occurred and the Preemptive Rights Offering shall have been consummated;

(b) no Governmental Authority of Brazil, the United States, Bermuda or any other competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and restrains, enjoins or otherwise prohibits consummation of any transaction contemplated by this Agreement;

(c) the representations and warranties of the Company set forth in this Agreement shall be true and correct as if made on the Closing Date;

(d) the Company shall have fulfilled in all material respects its undertakings set forth in this Agreement on or prior to the Closing Date;

(e) the Purchasers shall have received a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect that conditions set forth in the foregoing paragraphs (c) and (d) shall have been satisfied. The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened;

(f) the Principal Shareholder shall have purchased the Principal Shareholder Shares (as defined in Section 9 hereto) for an aggregate purchase price of not less than US$50,000,000 and the Purchasers shall have received evidence of the consummation of such transactions;

(g) the Shares shall have been duly authorized for listing, subject to official notice of issuance and the end of the restricted period, on the New York Stock Exchange (the “NYSE”);

(h) the Purchasers shall have received an opinion of Davis Polk & Wardwell, in a form reasonably satisfactory to the Purchaser, an opinion of Bermuda Counsel to the Company in a form reasonably satisfactory to the Purchaser, and an opinion of Souza, Cescon Avedissian, Barrieu e Flesch Advogados, in a form reasonably satisfactory to the Purchaser;

(i) The Company shall have increased the size of its board of directors from nine (9) to eleven (11) members; and

(j) The Company shall have obtained all necessary corporate approvals necessary for the consummation of the transaction contemplated by this Agreement.

7. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, the Purchasers, that, except as otherwise disclosed in the Company’s Annual Report on Form 20-F for the fiscal year ended April 30, 2008 or its other reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act for such period as the Company was required by law to file such material (the foregoing materials, and the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”):

(a) The Company has been duly incorporated and is validly existing as an exempted company in good standing under the laws of Bermuda, with corporate power and authority to own its properties and to conduct its business currently conducted, and, except as would not be reasonably likely to have a Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing (if applicable) under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification; each subsidiary of the Company that is a “significant subsidiary” within the meaning of Rule 1-01(w) of Regulation S-X under the Securities Act (individually a “Significant Subsidiary” and collectively the “Significant Subsidiaries”) has been duly organized and is validly existing in good standing (if applicable) under the laws of its jurisdiction of organization. “Material Adverse Effect” means a material adverse effect on (A) the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole, or (B) the power or ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Neither the Company nor any of its Significant Subsidiaries are (i) in violation of its memorandum of association, bye-laws, estatuto social or other constitutive documents; (ii) in default, and no event exists that, with notice or lapse of time or both, would constitute such a default, in the performance or observance by the Company or any Significant Subsidiary of any obligation, agreement, covenant or condition contained in any indenture, mortgage, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which its property or assets are subject; or (iii) in violation of any applicable law, statute, rule or regulation or any judgment, order or decree of any governmental or regulatory authority or court, except, in the case of clauses (ii) and (iii), for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(c) This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

(d) The shares of Class A Common Stock outstanding prior to the issuance of the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

(e) The Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions of any kind (collectively “Liens”), other than Liens imposed by the Purchasers or resulting from actions of any of the Purchasers.

(f) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not contravene any provision of (i) any applicable law, statute, rule or regulation in any material respect, (ii) the memorandum of association or bye-laws of the Company, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or (iv) any judgment, order or decree of any Governmental Authority having jurisdiction over the Company or any subsidiary that is material to the Company and its subsidiaries, taken as a whole, and no consent, approval, authorization or order of, or qualification with, any Governmental Authority is required for the performance by the Company of its obligations under this Agreement, except for any consents, approvals, authorizations, orders or qualifications obtained prior to or on the Closing Date.

(g) The capitalization of the Company is as set forth in the SEC Reports. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans and pursuant to the conversion or exercise of securities exercisable, exchangeable or convertible into any class of its Common Stock. Except for rights which will be satisfied by the making of the Preemptive Rights Offering, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as set forth in the SEC Reports, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of any class of its Common Stock other than pursuant to the exercise of employee stock options under the Company’s stock option plans (which stock option plans are described in the SEC Reports) and pursuant to the conversion or exercise of securities exercisable, exchangeable or convertible into any class of its Common Stock.

(h) Neither the Company nor any Affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) (“Affiliate”)) of the Company, directly, or through any agent, (i) has engaged or will engage in any directed selling efforts, as defined in Regulation S promulgated under the Securities Act (“Regulation S”); or (ii) has entered into or will enter into any contractual arrangement with respect to the distribution of the Shares except for this Agreement.

(i) There are no litigation or similar proceedings pending or, to the Company’s knowledge, threatened to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(j) The consolidated financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the SEC Reports present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated therein and the consolidated results of their operations for the periods specified therein; and except as stated therein, such financial statements were prepared in conformity with the applicable generally accepted accounting principles pursuant to which such financial statements were prepared, applied on a consistent basis during the periods involved (“GAAP”) applied on a consistent basis (except as may be noted therein).

(k) Since August 16, 2007, the Company has timely filed all documents required to be filed with the Commission pursuant to Sections 13(a), 14(a) or 15(d) of the Exchange Act. The SEC Reports, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

(l) The Company and each of its Significant Subsidiaries have conducted their businesses in compliance with all applicable federal, state and foreign laws, regulations and applicable stock exchange requirements, except where (i) the failure to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) the necessity of compliance, or the failure to comply, therewith is being contested in good faith by appropriate proceedings.

(m) The Company and each of its Significant Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, any Governmental Entities that are required in order to carry on their business as presently conducted, except where the failure to have such permits, licenses, authorizations, orders and approvals or the failure to make such filings, applications and registrations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(n) The Company and each of its Significant Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(o) To ensure the legality, validity, enforcement or admissibility into evidence in a legal or administrative proceeding in Bermuda or Brazil of this Agreement, it is not necessary that this Agreement be filed or recorded with any governmental or regulatory authority or court or that any registration tax, stamp duty or similar tax be paid on or in respect of this Agreement other than court costs (including without limitation, filing fees and deposits to guarantee judgment required by a court in Bermuda or Brazil), and except that, in the case of Brazil, (A)(i) this Agreement must be translated into Portuguese by a sworn translator and (ii) the signatures of the parties thereto that execute this Agreement outside of Brazil must have been notarized by a notary public licensed as such under the law of the place of signing and the signature of such notary public shall have been authenticated by the Brazilian Consulate and (B) this Agreement, together with its respective sworn Portuguese translation, must be registered with the appropriate Registry of Deeds and Documents in Brazil, which registration may be made at any time for judicial enforcement thereof in Brazil.

(p) The Company is a “foreign private issuer” (as defined in Rule 3b-4(c) under the Exchange Act.

(q) The Company has the power to submit, and pursuant to Section 22 of this Agreement, has legally, validly and effectively submitted, to the non-exclusive jurisdiction of any U.S. federal or New York state court in the Borough of Manhattan in The City of New York.

(r) The Company is not, and immediately after receipt of payment for the Shares, the Company will not be, an “investment company” within the meaning of the US Investment Company Act of 1940, as amended.

(s) Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 8 hereof, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchasers as contemplated hereby.

8.  Representations, Warranties and Covenants of the Purchasers.

Each Purchaser, severally and not jointly, represents and warrants to, and covenants with, the Company that:

(a) It and each of its designated registered holders of the Shares (i) is not a U.S. person (as defined in Regulation S) and (ii) is not purchasing for the account or benefit of a U.S. person (as defined in Regulation S).

(b) It (a) is able to fend for itself in the transactions contemplated by this Agreement; (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Class A Shares or BDR Shares, as the case may be; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(c) It has requested, received, reviewed and considered all information it deems relevant in making an informed decision to subscribe to the Class A Shares or BDR Shares, as the case may be.

(d) It understands that the Shares have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with the registration requirements of the Securities Act or an exemption therefrom.

(e) It is subscribing the number of Class A Shares or BDR Shares, as the case may be, set forth in Section 3 in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares.

(f) It will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares, except in compliance with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(g) In connection with its decision to subscribe to the number of Class A Shares or BDR Shares, as the case may be, set forth in Section 3, it has not relied on any information or advice furnished by or on behalf of Morgan Stanley & Co. Incorporated.

(h) It acknowledges that the certificates evidencing the Shares will be imprinted with a legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. (A) THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT UNTIL THE PASSAGE OF 40 DAYS FROM OCTOBER 20, 2008, UNLESS THE SECURITIES ARE OTHERWISE SOLD, TRANSFERRED OR ASSIGNED IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANING GIVEN TO THEM BY REGULATION S AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

(i) This Agreement has been duly authorized, executed and delivered by it, and is a valid and binding agreement of, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

(j) It will not, if prohibited by law or regulation, sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to (collectively, a “Disposition”), the Class A Shares or BDR Shares, nor will it engage in any hedging or other transaction which is designed or could reasonably be expected to lead to or result in a Disposition of Class A Shares or BDR Shares, as the case may be by it or any person or entity to the extent that such transaction is prohibited by applicable law or regulation.

(k) It will not, without the prior written consent of the Company, during the period ending 180 days after the Closing Date, (1) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Class A Shares or BDR Shares, as the case may be, or securities convertible into or exchangeable or exercisable for the Class A Shares or BDR Shares, or warrants or other rights to purchase the Class A Shares or BDR Shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing; or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Shares or BDR Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Class A Shares or BDR Shares, in cash or otherwise.

(l) Notwithstanding anything to the contrary set forth herein, the restrictions on transfer or other disposition set forth in this Section 8 shall be of null and void and of no effect (except as required by applicable law or regulation) unless the Principal Shareholder Shares are subject to restrictions on transfer or other disposition that are at least as onerous.

(m) It will hold in confidence all information concerning this Agreement and the placement of shares hereunder until the earlier of such time as the Company has made a public announcement concerning this Agreement and the placement of Shares hereunder, or this Agreement is terminated.

(n) It acknowledges that the Class A Common Stock is listed on the NYSE and the Company is required to file reports containing certain business and financial information with the Commission pursuant to the reporting requirements of the Exchange Act, and that it is able to obtain copies of such reports.

(o) It has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(p) It understands that nothing in this Agreement, the Company’s public filings with the Securities and Exchange Commission or any other materials presented to it in connection with the purchase and sale of the Class A Shares or BDR Shares, as the case may be, constitutes legal, tax or investment advise. It has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Class A Shares or BDR Shares and has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Class A Shares or BDR Shares.

(q) It represents that based on the Company having 249,027,666 shares of voting securities outstanding at the Closing Date (after giving effect to the sale and purchase of Shares pursuant to this Agreement and assuming that no Participating Shareholder (other than the Principal Shareholder) exercises the Preemptive Rights Option on or prior to the Preemptive Rights Option Exercise Date), it, together with any of its Affiliates, will not hold 15% or more of the Company’s outstanding voting securities as a result of the sale and purchase of Shares pursuant to this Agreement.

9. Subscription of Shares by the Principal Shareholder. The Principal Shareholder shall subscribe to 6,329,114 shares of Class A Common Stock (the “Principal Shareholder Shares”).

10. Publicity. Subject to the Purchasers’ prior consent, which consent shall not be unreasonably withheld, the Company will publish simultaneously press releases in the U.S. and Brazil in connection with the acquisition of Shares by the Purchasers.

11. Termination of Conditions and Obligations. The conditions precedent imposed by Section 8 upon the transferability of the Shares shall cease and terminate as to any particular number of the Shares (and any legend on the Shares will be removed by the Company) at such time as an opinion of counsel satisfactory to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act and, in any event, shall terminate 180 days after the Closing Date.

12. Placement Agent's Fee. The Purchasers acknowledge that the Company intends to pay to Morgan Stanley & Co. Incorporated, in its capacity as the placement agent for the Shares, a fee in respect of the sale of the Shares to the Purchasers. Each of the parties to this Agreement hereby represents that, on the basis of any actions and agreements by it, there are no other brokers or finders entitled to compensation in connection with the sale of the Shares to the Purchasers.

13. Termination. This Agreement may be terminated by any party hereto by written notice to the other parties, if the Closing has not been consummated by the 60th day following the date of this Agreement; provided, however, (i) that the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date and (ii) that no such termination will affect the right of any party to sue any other party for breach of this Agreement by such other party (or parties).

14. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, by telecopier, by courier guaranteeing overnight delivery or by first-class mail, return receipt requested, and shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by telecopier, (iii) one (1) business day after being deposited with such courier, if made by overnight courier or (iv) on the date indicated on the notice of receipt, if made by first-class mail, to the parties as follows:

(a) if to the GIF, to:

GIF Venus, Ltd.
Rua Dias Ferreira, 190, 7th floor
Rio de Janeiro, RJ, 22431-050
Brazil
Attn: Luiz H. Fraga
Christopher D. Meyn
Helio França Filho
Tel: +55-21-3526-9166
Facsimile: +55-21-3526-9190

(b) if to the Bradseg, to:

Bradseg Fundo de Investimento Multimercado
C/O: Gávea Investimentos Ltda.
Rua Dias Ferreira, 190, 7th floor
Rio de Janeiro, RJ, 22431-050
Brazil
Attn: Luiz H. Fraga
Christopher D. Meyn
Helio França Filho
Tel: +55-21-3526-9166
Facsimile: +55-21-3526-9190

(c) if to the Company, to:

Cosan Limited
Av. Presidente Juscelino Kubitschek 1726, 6th Floor
São Paulo, SP Brazil 04543-000
Attn: Paulo Diniz, Chief Financial Officer
Tel: 55-11-3897-9796
Facsimile: 55-11-3897-9799

With a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attn: Manuel Garciadiaz, Esq.
Tel: 212-450-6095
Facsimile: 212-450-3428

or to such other address as such person may have furnished to the other persons identified in this Section 14 in writing in accordance herewith.

15.  Confidentiality. (a) Each Purchaser agrees that Confidential Information furnished and to be furnished to it was and shall be made available in connection with the Purchaser’s investment in the Company. Each Purchaser agrees that it shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose. Each Purchaser further acknowledges and agrees that it shall not disclose any Confidential Information to any Person. “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“Confidential Information” means any information concerning the Company or any subsidiary of the Company or the financial condition, business, operations or prospects of the Company or any subsidiary in the possession of or furnished to any Purchaser (including by virtue of its right to designate a director or “observer” of the Company); provided that “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Purchasers or their Representatives in violation of this Agreement, (ii) is or was available to the Purchasers on a non-confidential basis prior to its disclosure to the Purchasers or their Representatives by the Company or (iii) is independently developed by the Purchasers or their Representatives without violating any confidentiality agreement with, or other obligation of secrecy to, the Company.

16. Severability. If any term provision, covenant or restriction of this Agreement is held to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

17. Modification; Amendment. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented unless pursuant to an instrument in writing signed by the Company and the Purchasers.

18. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. Except as provided in this Agreement, there are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to such matters. This Agreement supersedes all prior agreements and undertakings among the parties with respect to such matters. No party hereto shall have any rights, duties or obligations other than those specifically set forth in this Agreement.

19.  Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

20. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

21. Jurisdiction. Each of the Company, Rubens Ometto Silveira Mello, GIF and Bradseg hereby submits to the non-exclusive jurisdiction of the U.S. federal and New York state courts sitting in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Company, GIF and Bradseg irrevocably appoints CT Corporation System, 111 Eighth Avenue, New York, NY 10011 as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Company, GIF or Bradseg by the person serving the same to the address provided in Section 15, shall constitute effective service of process upon the Company, GIF or Bradseg, as the case may be, in any such suit or proceeding. The Purchasers and the Company (each on its behalf and, to the extent permitted by applicable law, on behalf of its affiliates) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

22. Registration of Shares. The Purchasers will provide the Company prior to the Closing Date the name of the entities in which the Shares should be registered upon Closing. Such entities must not be U.S. persons as defined in Regulation S under the Securities Act.

23. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GIF VENUS, LTD

By:	/s/ Luiz Henrique Fraga
Name: Luiz Henrique Fraga Title: Director Tax ID No.: Contact Name: Telephone:

BRADSEG FUNDO DE INVESTIMENTO MULTIMERCADO

By:	/s/ Luiz Henrique Fraga
Name: Luiz Henrique Fraga Title: Director Tax ID No.: Contact Name: Telephone:

Agreed to and Accepted by:

COSAN LIMITED

By:	/s/ Rubens Ometto Silveira Mello
Name: Rubens Ometto Silveira Mello Title: Chief Executive Officer

By:	/s/ Paulo Sérgio de Oliveira Diniz
Name: Paulo Sérgio de Oliveira Diniz Title: Chief Financial Office

Agreed to and Accepted by:

RUBENS OMETTO SILVEIRA MELLO

By:	/s/ Rubens Ometto Silveira Mello